Exhibit 4.1

November 18, 2015

The Directors

Newtown Lane Marketing, Incorporated

Gentlemen,

Reference is made to that certain amended and restated convertible promissory note, dated July 25, 2014, and convertible note, dated July 25, 2014 (collectively, the “Notes”), each made by Newtown Lane Marketing, Incorporated (“Company”) in favor of Ironbound Partners Fund, LLC.

The parties hereby agree that, effective as of September 1, 2015, the “Maturity Date” (as defined in the Notes) shall be extended from August 31, 2015 to August 31, 2016.

Except as set forth herein, all terms of the Notes shall remain in full force and effect.

NEWTOWN LANE MARKETING, INCORPORATED

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: President

Accepted and Agreed:

IRONBOUND PARTNERS FUND, LLC

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Managing Member